Exhibit 99.1
COLLEGIATE FUNDING SERVICES, INC. REPORTS 21 PERCENT INCREASE
IN THIRD QUARTER NET INCOME
PRIVATE LOAN ORIGINATIONS INCREASE MORE THAN 35 PERCENT
FREDERICKSBURG, Va., October 27, 2005 — Collegiate Funding Services, Inc. (NASDAQ: CFSI) today reported that net income for the third quarter ended September 30, 2005, was $9.3 million, or 29 cents per diluted share, compared with net income of $7.6 million, or 25 cents per diluted share, for the third quarter of 2004.
For the nine months ended September 30, 2005, net income rose to $23.7 million, or 74 cents per diluted share, compared with net income of $10.9 million, or 43 cents per diluted share, for the nine months ended September 30, 2004.
“We reported strong financial results for the third quarter of 2005, highlighted by increased interest income on our portfolio of education loans and a growing market for in-school federal and private education loans,” said J. Barry Morrow, chief executive officer and president of Collegiate Funding Services, Inc. “During the quarter, we moved to further differentiate and broaden our consumer product offerings by launching an in-school loan origination platform and by acquiring a leading education finance rebate program.”
In addition, CFS recently expanded and solidified its distribution channel for consolidation loans by signing new loan sales agreements with JPMorgan Chase Bank, N.A. and an affiliate of The Goldman Sachs Group and signing an amended origination loan agreement with The Student Loan Corporation, an affiliate of Citigroup.
Third Quarter Results
Net income. Net income was $9.3 million, or 29 cents per diluted share, for the third quarter of 2005, compared with $7.6 million, or 25 cents per diluted share, in the same period of 2004. This improvement in net income reflects increases in interest income and fee income and a decrease in operating expenses.
Loan Originations. Loan originations totaled $1.3 billion for the third quarter of 2005, an increase of 8 percent versus the $1.2 billion originated in the same period of 2004. Of the total originations, federally guaranteed loans under the FFEL Program totaled $1.0 billion, up 3 percent from $990.1 million in last year’s third quarter, and private loan originations totaled $268.3 million, up 35 percent from $198.3 million in the same period of 2004. The company’s portfolio of federally guaranteed loans totaled $5.6 billion at September 30, 2005, up 21 percent from $4.7 billion at December 31, 2004. In June, the company began to retain private loans. The company’s portfolio of private loans totaled $53.2 million at September 30, 2005.
Loans Serviced. The total amount of student loans serviced was $12.1 billion at the end of the 2005 third quarter, an 18 percent increase from $10.3 billion a year earlier.

Net Revenue. Net revenue was $61.7 million in the third quarter of 2005, rising 4 percent from $59.1 million in the same period of 2004. Interest income rose to $74.5 million from $36.7 million in last year’s third quarter. Interest expense increased to $55.6 million from $20.2 million for the same period last year, the result of an average interest rate of 3.85 percent in the 2005 period versus 1.94 percent in the 2004 period. Fee income rose 2 percent to $44.4 million from $43.3 million in the same period a year ago. Fee income for the quarter was positively impacted by the sale of approximately $100 million of FFELP consolidation loans to Goldman and negatively impacted by the retroactive pricing of the amended consolidation loan origination agreement with The Student Loan Corporation.
Operating Expenses. Operating expenses, which include salaries, marketing, and other selling, general and administrative expenses, decreased 5 percent to $42.5 million in the third quarter of 2005 from $44.6 million for the same period last year. Operating expenses for the quarter were reduced by lower marketing and mailing costs and the partial reversal of a $1.6 million reserve related to the withdrawal of the “exceptional performer” designation in the second quarter. The reversal amount was approximately $1.3 million. Operating expenses for third quarter 2004 included charges of $2.5 million related to the initial public offering and the termination of the company’s headquarters lease.
Derivatives. The net effect of swap interest and derivative and investment mark-to-market valuations was income of $0.3 million in the 2005 third quarter, versus expense of $0.9 million in the same period a year ago.
Debt Extinguishment. In the third quarter of 2005 the company refinanced approximately $900 million in auction rate certificates with floating-rate notes. As a result of this transaction, the company expensed $4.3 million of unamortized note issuance costs related to the auction rate certificates. The company expects this expense to be offset by the elimination of the broker dealer fee associated with the auction rate certificates and by a reduction in the company’s exposure to auction rate volatility. This expense is a non-recurring and non-cash item.
Dividend Accretion. The 2005 net income reflected no charge for the accretion of dividends on preferred stock versus a $0.5 million charge in 2004. The year-over-year difference reflects the payment last year of the liquidation preference of the preferred stock using proceeds of the initial public offering in July 2004.
Year-to-Date Results
Net income. The increase in net income to $23.7 million, or 74 cents per diluted share, for the first nine months of 2005 from $10.9 million, or 43 cents per diluted share, in the same period of 2004 reflects a significant increase in net revenue.
Loan Originations. Loan originations totaled $3.3 billion for the first nine months of 2005, an increase of 14 percent versus the $2.9 billion originated in the same period of 2004. Of the total, federally guaranteed loans under the FFEL Program amounted to $2.9 billion, up 11 percent from $2.6 billion in the 2004 period, and private loans amounted to $434.6 million, up 46 percent from $298.0 million in the same period of 2004.

Partnerships. At the end of the third quarter of 2005, the company had 1,161 school and affinity partnerships, a net increase of 113 since December 31, 2004.
Net Revenue. Net revenue was $162.3 million in the first nine months of 2005, rising 23 percent from $131.8 million in the same period of 2004. Contributing to the net revenue growth was a 32 percent increase in fee income to $113.7 million from $86.1 million in the same period a year ago.
Operating Expenses. Operating expenses, which include salaries, marketing, and other selling, general and administrative expenses, increased 12 percent to $120.1 million in the first nine months of 2005 from $107.4 million for the same period last year. Expenses related to Youth Media & Marketing Networks, which the company acquired in April 2004, and increased marketing efforts accounted for much of the increase.
Derivatives. The net effect of swap interest and derivative and investment mark-to-market valuations was income of $1.2 million in the first nine months of 2005, versus income of $1.6 million in the same period a year ago.
Debt Extinguishment. The 2005 period includes the third quarter charge of $4.3 million for debt extinguishment related to auction rate certificates that were replaced with a portion of the proceeds from an offering of floating-rate debt.
Dividend Accretion. The 2005 period net income also reflected no charge for the accretion of dividends on preferred stock versus a $4.8 million charge in 2004.
Conference Call Information
Collegiate Funding Services will conduct a conference call and webcast at 10:30 a.m. Eastern Time today, to discuss these results. Investors may access the company’s webcast on the company’s website at www.cfsloans.com by clicking on “Investor Relations,” or at www.earnings.com. Listeners should allow extra time before the webcast begins to register for the webcast and download any necessary audio software. The conference call also may be accessed by dialing 866-203-3436 (international callers dial 617-213-8849) and using the passcode 14374825.
A replay of the webcast will be available approximately two hours after the completion of the call and will be accessible on the company’s investor relations website. A telephone replay will be available by dialing 888-286-8010 (international callers dial 617-801-6888) and using the passcode 16691591.
About Collegiate Funding Services
Collegiate Funding Services is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. Collegiate Funding Services also offers a comprehensive portfolio of education loan products and services — including loan origination, loan servicing, and campus-based scholarship and affinity marketing tools — to the higher education community. As of September 30, 2005, Collegiate Funding Services had facilitated the origination of more than $21 billion in education loans; the company currently manages $12 billion in student loans for more than 476,000 borrowers. For additional information, visit www.cfsloans.com or call 1-888-423-7562.
Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, the words “looking forward,” “expects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Among the key factors that may have a direct bearing on the company’s operating results, performance, or financial condition are (1) our ability to successfully implement our private, in-school loan strategy; (2) changes in terms, regulations, and laws affecting student loans and the educational credit marketplace, (3) changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; (4) changes in the credit quality or performance of the loans that we purchase, retain and securitize; or (5) changes in interest rates and in the securitization or secondary markets for education loans. Important factors that could cause the company’s actual results to differ materially from the forward-looking statements the company makes in this release are set forth in the company’s filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2005. The company undertakes no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events unless the company has an obligation to do so under the federal securities laws.

Investor Contact:	Gary Tiedemann, Vice President, Investor Relations
Phone: (540) 735-1235
gtiedemann@cfsloans.com

Media Contact:	Ann Collier, Senior Vice President, Corporate Communications
Phone: (540) 368-5970
acollier@cfsloans.com
###

COLLEGIATE FUNDING SERVICES, INC.
(dollars in thousands, except per share data)

Condensed Statments of Income	For the three months ended		For the nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)
Net revenue
Interest income	$74,454	$36,738	$192,336	$94,796
Interest expense	55,630	20,242	139,487	48,838

Net interest income	18,824	16,496	52,849	45,958
Provision for loan losses	1,451	726	4,239	186

Net interest income after provision for loan losses	17,373	15,770	48,610	45,772
Fee income	44,354	43,310	113,727	86,059

Net revenue	61,727	59,080	162,337	131,831

Expenses
Salaries and related benefits	18,395	17,423	51,675	47,576
Marketing and mailing costs	15,635	17,501	40,321	34,813
Other selling, general and administrative expenses	8,457	9,712	28,071	25,036

Total operating expenses	42,487	44,636	120,067	107,425
Swap interest (income) expense	(316)	643	(1,727)	4,248
Derivative and investment mark-to-market (income) expense	(7)	245	506	(5,869)
Debt extinguishment	4,329	—	4,329	—

Total expenses	46,493	45,524	123,175	105,804

Income before income taxes and accretion of dividends on preferred stock	15,234	13,556	39,162	26,027
Income tax provision	5,950	5,405	15,428	10,314

Income before accretion of dividends	9,284	8,151	23,734	15,713
Accretion of dividends on preferred stock	—	507	—	4,815

Net income	$9,284	$7,644	$23,734	$10,898

Earnings per common share, basic	$0.29	$0.26	$0.76	$0.46

Earnings per common share, diluted	$0.29	$0.25	$0.74	$0.43

Weighted average common shares outstanding, basic	31,889,552	28,859,499	31,298,486	23,686,464

Weighted average common shares outstanding, diluted	32,235,057	30,710,055	32,237,631	25,538,837

Condensed Balance Sheets	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$17,982	$12,925
Restricted cash	84,408	80,128
Student loans, net of allowance of $7,995 and $4,961, respectively	5,642,706	4,659,842
Goodwill	192,983	188,729
Other assets	134,245	101,167

Total assets	$6,072,324	$5,042,791

Liabilities and stockholders’ equity
Liabilities
Asset-backed notes and lines of credit	$5,768,690	$4,782,670
Other debt obligations, net	14,641	14,486
Other liabilities	71,505	53,923

Total liabilities	5,854,836	4,851,079

Stockholders’ equity	217,488	191,712

Total liabilities and stockholders’ equity	$6,072,324	$5,042,791

Other Data	For the three months ended		For the nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)
Loan originations:
FFELP loans retained	$396,497	$417,743	$1,346,382	$1,347,869
FFELP loans sold(1)	622,740	572,319	1,561,074	1,274,253

Total FFELP loans	$1,019,237	$990,062	$2,907,456	$2,622,122

Private loans retained	$51,871	$—	$53,243	$—
Private loans sold	216,389	198,290	381,321	297,965

Total private loans	$268,260	$198,290	$434,564	$297,965

Total loan volume	$1,287,497	$1,188,352	$3,342,020	$2,920,087

(1) Reflects the principal balance of loan application sales.

Loan originations by status:
In-school loans:
Private education	$259,259	$181,267	$394,829	$247,594
PLUS and Stafford	32,596	4,611	46,516	6,201

Total in-school loans	$291,855	$185,878	$441,345	$253,795

Loans in repayment:
Federal consolidations	$986,641	$985,451	$2,860,940	$2,615,921
Private consolidations and other	9,001	17,023	39,735	50,371

Total loans in repayment	$995,642	$1,002,474	$2,900,675	$2,666,292

Total loan volume	$1,287,497	$1,188,352	$3,342,020	$2,920,087

Owned portfolio:
Beginning balance	$5,419,649	$3,738,989	$4,664,803	$2,860,564
Acquisitions, including capitalized interest, costs and deferred revenue	457,838	427,578	1,460,833	1,405,416
Repayments, claims and other	(127,918)	(86,374)	(372,300)	(184,063)
Charge-offs to reserves	(356)	(7)	(1,205)	(130)
Amortization of capitalized costs and deferred revenue	(1,483)	(944)	(4.401)	(2,545)
Loan sales	(97,029)	—	(97,029)	—

Ending balance	$5,650,701	$4,079,242	$5,650,701	$4,079,242

Average student loans	$5,551,425	$3,923,198	$5,225,329	$3,556,619
Average asset-backed notes and lines of credit	5,720,728	4,103,620	5,408,695	3,742,702
Student loans serviced (at end of period)	12,092,658	10,253,562	12,092,658	10,253,562

Fee income:
Loan and loan application sales	$40,209	$38,889	$100,495	$74,680
Servicing	3,096	3,239	9,559	9,619
Advertising	1,049	1,182	3,673	1,760

Total fee income	$44,354	$43,310	$113,727	$86,059

Net Portfolio Margin Analysis
     The following table sets forth the net portfolio margin on average student loans and restricted cash for the periods indicated. Net portfolio margin is a non-GAAP financial measure. Net portfolio margin equals the weighted average yield on our loans and restricted cash after amortization of capitalized origination costs and purchase accounting adjustments, less the weighted average interest expense on the debt we incur to finance our loans. We have provided below a reconciliation of net portfolio margin to the most comparable financial measurement that has been prepared in accordance with GAAP. We believe that net portfolio margin provides investors with information that is useful in evaluating the earnings performance of our loan portfolio.

	Three months ended September 30,				Nine months ended September 30,
	2005		2004		2005		2004
	(unaudited)
	Dollars	%	Dollars	%	Dollars	%	Dollars	%
	(dollars in thousands)
Student loan and restricted cash yield	$91,294	6.35%	$48,754	4.77%	$240,411	5.97%	$127,597	4.60%
Borrower benefits	(1,209)	(0.08)	(801)	(0.08)	(3,471)	(0.09)	(2,222)	(0.08)
Department of Education rebate(1)	(14,484)	(1.01)	(10,411)	(1.02)	(41,215)	(1.02)	(28,479)	(1.03)
Amortization(2)	(1,483)	(0.10)	(943)	(0.09)	(4,401)	(0.11)	(2,544)	(0.09)

Net student loan and restricted cash yield	74,118	5.16	36,599	3.58	191,324	4.75	94,352	3.40
Asset-backed notes and lines of credit	(55,315)	(3.85)	(19,511)	(1.91)	(138,243)	(3.43)	(46,463)	(1.68)

Net portfolio margin	18,803	1.31%	17,088	1.67	53,081	1.32%	47,889	1.72
Floor income(3)	(874)	(0.06)	(5,839)	(0.57)	(5,971)	(0.15)	(20,155)	(0.72)

Net portfolio margin net of floor income	$17,929	1.25%	$11,249	1.10%	$47,110	1.17%	$27,734	1.00%

Reconciliation to net interest income:
Net portfolio margin net of floor income	$17,929		$11,249		$47,110		$27,734
Plus: interest income on cash and cash equivalents	336		139		1,012		444
Less: interest expense on other debt obligations, net	(291)		(703)		(1,164)		(2,273)
Less: interest expense on capital lease obligations	(24)		(28)		(80)		(102)
Plus: floor income(3)	874		5,839		5,971		20,155

Net interest income	$18,824		$16,496		$52,849		$45,958

Average balance of student loans and restricted cash	$5,697,789		$4,064,496		$5,382,682		$3,703,280

(1)	Reflects the 1.05 percent per annum rebate fee that is paid monthly on FFELP consolidation loans divided by the average balance of student loans and restricted cash.

(2)	Represents the amortization of capitalized origination costs, deferred revenue and purchase accounting adjustments, including the 0.50 percent fee payable to the Department of Education on the origination of FFELP loans.

(3)	Represents the amount by which fixed rate interest income exceeds the special payment allowance payment spread set by the Department of Education plus the applicable variable rate. The company previously reported this amount net of borrower benefits.

Net Interest Margin Analysis
     The following tables set forth, for the periods indicated, information regarding the total amounts and rates of interest income from interest-earning assets and interest expense from interest-bearing liabilities.

	Three months ended September 30,
	2005				2004
	(unaudited)
			Average				Average
		Interest	rate			Interest	rate
	Average	income/	earned/		Average	income/	earned/
	balance	expense	paid		balance	expense	paid
	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$17,600	$336	7.57%		$7,389	$139	7.48%
Restricted cash	146,364	1,523	4.13		141,298	586	1.65
Student loans	5,551,425	89,771	6.42		3,923,198	48,168	4.88
Borrower benefits		(1,209)	(0.09)			(801)	(0.08)
Department of Education rebate(1)		(14,484)	(1.04)			(10,411)	(1.05)
Amortization(2)		(1,483)	(0.11)			(943)	(0.10)

Student loans after Department of Education rebate and amortization	5,551,425	72,595	5.18		3,923,198	36,013	3.65

Total interest-earning assets	$5,715,389	$74,454	5.17%		$4,071,885	$36,738	3.59%

Interest-bearing liabilities:
Asset-backed notes and lines of credit	$5,720,728	$55,315	3.84%		$4,103,620	$19,511	1.89%
Other debt obligations, net	14,615	291	7.90		37,328	703	7.49
Capital lease obligations	1,445	24	6.59		1,709	28	6.52

Total interest-bearing liabilities	$5,736,788	$55,630	3.85		$4,142,657	$20,242	1.94

Net interest income and net interest margin.		$18,824	1.31	%(3)		$16,496	1.61	%(3)

(1)	Reflects the 1.05 percent per annum rebate fee that is paid monthly on FFELP consolidation loans divided by the average balance of student loans.

(2)	Represents the amortization of capitalized origination costs, deferred revenue and purchase accounting adjustments, including the 0.50 percent fee payable to the Department of Education on the origination of FFELP loans.

(3)	Net interest margin is net interest income divided by the average total interest-earning assets.

	Nine months ended September 30,
	2005				2004
	(unaudited)
			Average				Average
		Interest	rate			Interest	rate
	Average	income/	earned/		Average	income/	earned/
	balance	expense	paid		balance	expense	paid
	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$18,809	$1,012	7.19%		$11,388	$444	5.21%
Restricted cash	157,353	3,883	3.30		146,661	1,160	1.06
Student loans	5,225,329	236,528	6.05		3,556,619	126,437	4.75
Borrower benefits		(3,471)	(0.09)			(2,222)	(0.08)
Department of Education rebate(1)		(41,215)	(1.05)			(28,479)	(1.07)
Amortization(2)		(4,401)	(0.11)			(2,544)	(0.10)

Student loans after Department of Education rebate and amortization	5,225,329	187,441	4.80		3,556,619	93,192	3.50

Total interest-earning assets	$5,401,491	$192,336	4.76%		$3,714,668	$94,796	3.41%

Interest-bearing liabilities:
Asset-backed notes and lines of credit	$5,408,695	$138,243	3.42%		$3,742,702	$46,463	1.66%
Other debt obligations, net	14,564	1,164	10.69		44,545	2,273	6.82
Capital lease obligations	1,567	80	6.83		1,781	102	7.65

Total interest-bearing liabilities	$5,424,826	$139,487	3.44		3,789,028	$48,838	1.72

Net interest income and net interest margin		$52,849	1.31	%(3)		$45,958	1.65	%(3)

(1)	Reflects the 1.05 percent per annum rebate fee that is paid monthly on FFELP consolidation loans divided by the average balance of student loans.

(2)	Represents the amortization of capitalized origination costs, deferred revenue and purchase accounting adjustments, including the 0.50 percent fee payable to the Department of Education on the origination of FFELP loans.

(3)	Net interest margin is net interest income divided by the average total interest-earning assets.